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                                                                   Exhibit 2.0




                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                  S2 GOLF INC.,

                                       AND

                           APGC HOLDINGS COMPANY, LLC

                                       AND

                         THE ARNOLD PALMER GOLF COMPANY

                            DATED AS OF JULY 31, 2000
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                                TABLE OF CONTENTS

Section                                                                 Page No.

                                    ARTICLE I
                                   DEFINITIONS
1.1      Definitions.......................................................1
1.2      Other Terms.......................................................5
1.3      Other Definitional Provisions.....................................5

                                   ARTICLE II
                                 THE ACQUISITION

2.1      Purchase and Sale of Net Assets...................................6
2.2      Payment of the Purchase Price.....................................7
2.3      Closing...........................................................7

                                   ARTICLE III
                                 PURCHASE PRICE

3.1      Purchase Price....................................................7
3.2      Adjustment to the Purchase Price..................................7
3.3      Escrow............................................................9

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

4.1      Organization, Standing and Corporate Power........................9
4.2      Authority; Enforceability; and No Conflicts.......................9
4.3      Title to Net Assets...............................................9
4.4      Consents.........................................................10
4.5      Compliance with Applicable Laws..................................10
4.6      Financial Statements.............................................11
4.7      Absence of Changes or Events.....................................11
4.8      Taxes............................................................11
4.9      Employee Benefits................................................13
4.10     Brokers and Intermediaries.......................................13
4.11     Contracts........................................................13
4.12     Intellectual Property............................................13


                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

5.1      Organization, Standing and Corporate Power of Buyer..............14
5.2      Authority; Enforceability; No Conflicts and Consents.............14
5.3      Brokers and Intermediaries.......................................15


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                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1      Conduct of Business of the Seller................................15
6.2      Access to Information............................................17

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

7.1      Preparation of Buyer Public Filings..............................17
7.2      Efforts..........................................................17
7.3      Announcements....................................................18
7.4      Tax Matters......................................................18
7.5      Noncompetition Agreements........................................18
7.6      Risk of Loss.....................................................19
7.7      Warranty Work....................................................19

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

8.1      Condition to Each Party's Obligation to Effect the Acquisition...19
8.2      Conditions of Obligations of Buyer ..............................19
8.3      Conditions of Obligation of the Seller...........................21

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

9.1      Termination......................................................21
9.2      Effect of Termination............................................22
9.3      Amendment........................................................22
9.4      Extension; Waiver................................................22

                                    ARTICLE X
                            INDEMNIFICATION; SURVIVAL

10.1     Indemnification..................................................22
10.2     Survival.........................................................23


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                                   ARTICLE XI
                               GENERAL PROVISIONS

11.1     Expenses.........................................................23
11.2     Governing Law....................................................23
11.3     Notices..........................................................23
11.4     Entire Agreement.................................................25
11.5     Disclosure Schedule..............................................25
11.6     Headings; References.............................................25
11.7     Counterparts.....................................................25
11.8     Parties in Interest; Assignment..................................25
11.9     Severability; Enforcement........................................25
11.10    Specific Performance.............................................26


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EXHIBITS AND SCHEDULES

Exhibits


Exhibit A - Escrow Agreement

Exhibit B - Bill of Sale, Assignment and Assumption Agreement

Exhibit C - Assignment, Assumption and Amendment Agreement re NL Sub-Licenses

Exhibit D - Trademark Assignment

Exhibit E - Assignment and Assumption Agreement re PLUS 2 Agreement

Exhibit F - Noncompetition Agreements

SCHEDULES

Schedule 2.1 - Schedule of Net Assets

Schedule 4.3 - Title to Net Assets

Schedule 4.4 - Consents

Schedule 4.5 - Compliance with Applicable Laws

Schedule 4.7 - Absence of Changes or Events

Schedule 4.8 - Taxes

Schedule 4.11 - Contracts

Schedule 4.12 - Intellectual Property

Schedule 4.14 - Conduct of Business of the Seller


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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is dated as of July 31, 2000, by and among S2 Golf Inc., a New Jersey corporation ("Buyer"), APGC Holdings Company, LLC, a Delaware limited liability company ("APGC") for purposes of Sections 6.3 and 9.1 only, and The Arnold Palmer Golf Company, a Tennessee corporation (the latter, "Seller").

                                   WITNESSETH:

         WHEREAS, the boards of directors of the Buyer and the Seller have approved, and deem it advisable and in the best interests of their respective shareholders to consummate the acquisition by Buyer of those assets of Seller that comprise its operating division known as NancyLopezGolf(TM) ("NLG"), as more fully described below, upon the terms and subject to the conditions set forth herein (the "Acquisition"); and

         WHEREAS, the Buyer and the Seller desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1. DEFINITIONS.

         For purposes of this Agreement, the following terms have the meanings set forth below:

         (1) The term "ACCOUNTANT" has the meaning set forth in Section 3.2(d).

         (2) The term "ACQUISITION" has the meaning set forth in the first recital to this Agreement.

         (3) The term "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person.

         (4) The term "APPLICABLE LAW" means, with respect to any Person, all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

         (5) The term "ASSETS" has the meaning set forth in Section 2.1(a).

         (6) The term "ASSIGNED INTELLECTUAL PROPERTY" has the meaning set forth in Section 7.2(g).
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         (7) The term "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

         (8) The term "BUYER INDEMNIFIED PARTIES" has the meaning set forth in
Section 9.1.

         (9) The term "CLOSING" has the meaning set forth in Section 2.3.

         (10) The term "CLOSING DATE" has the meaning set forth in Section 2.3.

         (11) The term "CLOSING DATE PAYMENT" has the meaning set forth in
Section 2.2(a).

         (12) The term "CLOSING NAV" has the meaning set forth in Section
3.2(a).

         (13) The term "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         (14) The term "CONTRACTS" has the meaning set forth in Section 4.11(a).

         (15) The term "DISCLOSURE SCHEDULE" has the meaning set forth in
Section 10.5.

         (16) The term "ENVIRONMENTAL LAWS" has the meaning set forth in Section 4.5(b).

         (17) The term "ESCROW AMOUNT" has the meaning set forth in Section 3.3.

         (18) The term "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         (19) The term "EXISTING LICENSES" has the meaning set forth in Section 4.11(b).

         (20) The term "GAAP" means generally accepted accounting principles in effect in the United States of America as of the date of the applicable determination, applied on a consistent basis with the Seller's past practices.

         (21) The term "GOVERNMENTAL AUTHORITY" means any foreign, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

         (22) The term "HAZARDOUS MATERIAL" has the meaning set forth in Section 4.5(c).

         (23) The term "INTERIM NAV" has the meaning set forth in Section 3.2.

         (24) The term "LEGAL PROCEEDINGS" means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or governmental proceedings.

         (25) The term "LIABILITIES" has the meaning set forth in Section
2.1(b).


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         (26) The term "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         (27) The term "LOSSES" has the meaning set forth in Section 9.1.

         (28) The term "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any change, occurrence or effect that is or is reasonably likely to be materially adverse to the assets, business, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole.

         (29) The term "NET ASSETS" has the meaning set forth in Section 2.1.

         (30) The term "NL SUB-LICENSES" has the meaning set forth in Section 2.1(a)(viii).

         (31) The term "NONCOMPETITION AGREEMENTS" has the meaning set forth in
Section 7.2.

         (32) The term "PERMITS" has the meaning set forth in Section 4.5(a).

         (33) The term "PERMITTED ENCUMBRANCES" means only the following title exceptions: (a) taxes either not delinquent or being diligently contested; (b) mechanics', materialmen's or similar statutory liens being diligently contested; and (c) other exceptions that do not and would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Net Assets.

         (34) The term "PERSON" means an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

         (35) The term "PURCHASE PRICE" has the meaning set forth in Section 3.1(a).

         (36) The term "PURCHASE PRICE INCREASE" has the meaning set forth in
Section 3.2(d)(ii).

         (37) The term "PURCHASE PRICE REDUCTION" has the meaning set forth in
Section 3.2(d)(i).

         (38) The term "SCHEDULE" when followed by a number means the Disclosure Schedule of that number.

         (39) The term "SCHEDULE OF NET ASSETS" has the meaning set forth in
Section 2.1(a).

         (40) The term "SEC" means the Securities and Exchange Commission.

         (41) The term "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


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         (42) The term "SELLER AUDITED FINANCIAL STATEMENTS" has the meaning set forth in Section 4.6.

         (43) The term "SELLER FINANCIAL STATEMENTS" has the meaning set forth in Section 4.6.

         (44) The term "SELLER INTERIM FINANCIAL STATEMENTS" has the meaning set forth in Section 4.6.

         (45) The term "SIX MONTH ANNIVERSARY" has the meaning set forth in
Section 3.2(b).

         (46) The term "SIX MONTH STATEMENT" has the meaning set forth in
Section 3.2(b).

         (47) The term "SUBSIDIARY" means, with respect to any Person, (i) each corporation, partnership, joint venture, limited liability Seller or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity and (ii) each partnership or limited liability Seller in which such Person or another Subsidiary of such Person is the general partner, managing partner or otherwise controls.

         (48) The term "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         (49) The term "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         (50) The term "TERMINATION DATE" has the meaning set forth in Section 8.1(d).

         (51) The term "TRANSFER TAXES" has the meaning set forth in Section 6.4(c).

         1.2 OTHER TERMS.

         Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

         1.3 OTHER DEFINITIONAL PROVISIONS.

         (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.


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         (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

         (c) The terms "dollars" and "$" means United States dollars.


                                   ARTICLE II
                                 THE ACQUISITION

         2.1 PURCHASE AND SALE OF NET ASSETS.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, assign, transfer and deliver as of the Closing Date as defined herein, to the Buyer, free and clear of all liens other than Permitted Encumbrances, and the Buyer agrees to purchase and accept from the Seller, all right, title, and interest in and to all of the Seller's assets, real and personal, tangible and intangible, integral to Seller's NLG operating division (the "Assets") as set forth on the schedule of Net Assets attached hereto and made a part hereof as Schedule 2.1 (the "Schedule of Net Assets"), including but not limited to:

         (i)      all receivables of NLG;

         (ii) all raw materials, work in process and finished goods for 2000 and 2001 inventory of NLG (the "Inventory");

         (iii) certain property and equipment of NLG and the NLG club tooling listed on Schedule 2.1;

         (iv)     all prepaid expenses and deposits of NLG;

         (v) the NLG trade show booth and all of Seller's PGA trade show space;

         (vi) the Amended and Restated Sub-License Agreement dated as of July 1, 1998 by and between Palmer Golf and Tournament Sports, Inc. (the "Tournament Sub-License");

         (vii) the Sub-License Agreement dated as of October 1, 1998 by and between Palmer Golf and Voco AG-Voco Sport (the "Voco Sub-License");

         (viii) the Trademark Sub-License Agreement dated as of January 1, 2000 by and between Palmer Golf and Mortex Limited (the "Mortex Sub-License"; the Tournament Sub-License, The Voco Sub-License and the Mortex Sub-License collectively, the "NL Sub-Licenses");

         (ix)     all transferable licenses of NLG;

         (x) all intellectual property of NLG, including patents, trademarks and trade names;

         (xi)     the master copy of each NLG television commercial;

         (xii) all rights, title and interest in and to the domain name and web site www.nancylopezgolf.com;

         (xiii)   all other intangibles of NLG; and

         (xiv) all other assets of the Seller that are primarily used in the conduct of the business of NLG.

         (b) Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, assign, transfer and deliver as of the Closing Date to the Buyer, and the


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Buyer agrees to assume and thereafter to perform and discharge, the following liabilities of NLG (the "Liabilities") as set forth on the Schedule of Net
Assets:

         (i)      trade payables of NLG that directly relate to the Assets;

         (ii)     accrued liabilities of NLG that directly relate to the Assets;

         (iii)    certain commitments of NLG including the Contracts;

         (iv)     the NL Sub-Licenses; and

         (v) the 2% royalty obligation under the Agreement dated as of March 15, 1996 by and between ProGroup, Inc. d/b/a/ Palmer Golf and PLUS 2 International, Inc. (the "Plus 2 Agreement").


         The Assets and the Liabilities shall be collectively referred to herein as the "Net Assets." The Buyer shall not assume or undertake any obligations or liabilities of the Seller with respect to any assets or contracts that are not included in the Liabilities or the Assets. The Liabilities shall exclude all liabilities and obligations of the Seller with respect to the employees of Seller, including any liabilities under Employee Benefit Plans including, without limitation, all liabilities relating to Code Section 498B and ERISA Sections 601 through 608. If the Buyer hires any employee of the Seller, the Buyer shall have no liability for any obligations or liabilities of the Seller with respect to such employee for any matter related to periods up to and including the Closing Date.

         The Seller shall prepare the Schedule of Net Assets from the Interim Balance Sheet, as provided in Section 3.2 hereto.

         2.2 PAYMENT OF THE PURCHASE PRICE.

         At the Closing, as defined below, the Buyer shall, by wire transfer of immediately available funds against transfer of title to the Net Assets, pay to the Seller a "Closing Date Payment" of $3,000,000 plus the appropriate reimbursement for the PGA show space, representing a portion of the Purchase Price as defined in Section 3.1.

         Within ten (10) days after delivery by the Seller of a schedule of Inventory and accounts receivable as of the Closing Date, the Buyer shall pay to the Seller an additional amount of $1,483,333, plus interest from the Closing Date at PNC Bank's prime rate plus -1/4% by wire transfer of immediately available funds, and shall pay to the escrow agent the Escrow Amount.

         2.3 CLOSING.

         (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, the closing of the Acquisition (the "Closing") will take place at 10:00 a.m., local time, on the third Business Day following the date on which the last of the conditions set forth in Article VII is fulfilled or waived (the "Closing Date"), at the offices of Squire, Sanders & Dempsey L.L.P., unless another date, time or place is agreed to by the parties hereto.


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         (b) At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following: (i) a duly executed Escrow Agreement in the form attached hereto as Exhibit A; (ii) a duly executed bill of sale, assignment and assumption agreement in the form attached hereto as Exhibit B; (iii) duly executed assignments of the NL Sub-Licenses in the form attached hereto as Exhibit C; (iv) a duly executed assignment of NLG trademarks in the form attached hereto as Exhibit D; (v) a duly executed Assignment and Assumption Agreement for the PLUS 2 Agreement in the form attached hereto as Exhibit E;
(vi) a duly executed Noncompetition Agreement for each of the parties described in Section 7.2(i) in the form attached hereto as Exhibit F; and (vii) a duly executed officer's certificate satisfying the requirements of Sections 7.2(b) and (c) hereof.

         (c) At the Closing, the Buyer shall deliver to the Seller the following: (i) cash in the amount of $3,000,000 by wire transfer of immediately available funds to an account designated by the Seller; (ii) a duly executed Escrow Agreement in the form attached hereto as Exhibit A; (iii) a duly executed bill of sale, assignment and assumption agreement in the form attached hereto as Exhibit B; (iv) duly executed assignments of the NL Sub-Licenses in the form attached hereto as Exhibit C; (v) a duly executed Assignment and Assumption Agreement for the PLUS 2 Agreement in the form attached hereto as Exhibit D;
(vi) a duly executed Noncompetition Agreement for each of the parties described in Section 7.2(i) in the form attached hereto as Exhibit E; and (vii) a duly executed officer's certificate satisfying the requirements of Sections 7.3(b) and (c) hereof.


                                   ARTICLE III
                                 PURCHASE PRICE


         3.1 PURCHASE PRICE.

         (a) The purchase price for the Net Assets shall be $4,600,000 plus the reimbursement for the PGA show space in the amount of $33,333 (the "Purchase Price").

         3.2 ADJUSTMENT TO THE PURCHASE PRICE. The Seller has prepared, in accordance with GAAP, the Schedule of Net Assets set forth in Schedule 2.1, which sets forth the carrying values of the Net Assets at April 29, 2000 (the "Interim NAV"). Inventories are to be valued on a consistent basis which is the lower of cost or market using the first-in, first-out (FIFO) method. Cost includes material, labor and factory overhead. Market is net realizable value for finished goods. For raw materials and work-in-process, market is replacement cost.

         On or before the forty-fifth (45th) day following the Closing Date, the Seller shall provide to the Buyer a schedule of the carrying values of the Net Assets (the "Closing NAV"), all prepared in accordance with GAAP with the carrying value of Inventory calculated as set forth above. The Buyer and its independent certified public accountants may review the Closing NAV and the books of account of the Seller relating to the Net Assets and may make inquiry of the representatives of the Seller and the Seller.

         The Closing NAV prepared by the Seller shall be binding and conclusive upon, and deemed accepted by, the Buyer unless the Buyer shall have notified the Seller in writing within


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thirty (30) days after receipt of the Closing NAV. The notice from the Buyer under this Section 3.2(a) shall specify in reasonable detail the items in the Closing NAV which are being disputed, and provide a summary of the reasons for such dispute.

         On or before the forty-fifth (45th) day following the date that is six
(6) months after the Closing Date (the "Six Month Anniversary"), the Buyer shall provide to the Seller a statement of the ultimate dollar realization on the net accounts receivable included in the Net Assets as of the Six Month Anniversary (the "Six Month Statement"). The Buyer shall credit payments from customers against older invoices first, unless the remittance by the customer identifies a specific invoice to which payment should apply, and shall use commercially reasonable efforts to collect payment for such receivables, consistent with Buyer's normal practices. The Buyer shall furnish to the Seller on a monthly basis within 15 days after the end of each month a report as to the paid and outstanding accounts receivable included in the Net Assets and shall promptly respond to inquiries from the Seller regarding such collection efforts. To the extent that the Buyer has received, prior to the Sixth Month Anniversary, any chargebacks for returns and allowances consistent with Seller's policy and prior practices, the value of any returned products associated with such returns and allowances shall be added to the statement of the ultimate dollar realization on the net accounts receivable.

         In the event of a disagreement between the Buyer and the Seller in regard to the Interim NAV, the Closing NAV or the Six Month Statement, the Buyer and the Seller shall first attempt to resolve such disagreement between themselves. If the Buyer and the Seller are unable to resolve such disagreement within a period of thirty (30) days, they shall seek resolution of their disagreement by an accounting firm mutually acceptable to both parties, or, in the absence of agreement, by the Chicago office of Ernst & Young (the "Accountant"), and the determination by the Accountant, which shall be rendered within thirty (30) days of the designation of such Accountant, shall be final and binding upon the parties. The fees and expenses of such Accountant acting under this Section 3.2 shall be borne by the party that the Accountant determines to be least correct (in net dollar terms).

         The Purchase Price shall be subject to adjustment as provided in this
Section 3.2 (d).

         (i) The Purchase Price shall be subject to a dollar-for-dollar reduction ("Purchase Price Reduction") for each dollar by which (A) the Interim NAV exceeds the Closing NAV, and (B) the value of the accounts receivable as set forth on the Interim NAV exceeds the realization on those accounts as set forth on the Six Month Statement.

         (ii) The Purchase Price shall be subject to a dollar-for dollar increase ("Purchase Price Increase") for each dollar by which (A) the Closing NAV exceeds the Interim NAV, and (B) the realization on the accounts receivable set forth on the Six Month Statement exceeds the value of those accounts as set forth on the Interim NAV.

         (iii) The Buyer shall pay to the Seller any Purchase Price Increase, and the Seller shall pay to the Buyer any Purchase Price Reduction, plus in either case interest from the Closing Date at PNC Bank's prime rate plus 1/4% by wire transfer of immediately available


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funds, on or before the tenth (10th) day following the final determination of the Purchase Price Increase or Purchase Price Reduction.

         The Buyer shall reassign to Seller for collection, without any further consideration, any accounts receivable on which the Buyer is unable to collect payment after the exercise of commercially reasonable efforts, consistent with the Buyer's normal practices, as of the date of the Six Month Statement.

         3.3 ESCROW.

         As security for any Purchase Price Increase or Purchase Price Reduction required hereunder, the Buyer shall deposit $150,000 (the "Escrow Amount") with an escrow agent, pursuant to an Escrow Agreement substantially in the form attached hereto as Exhibit A.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to the Buyer as follows:

         4.1 ORGANIZATION, STANDING AND CORPORATE POWER.

         The Seller is a corporation duly organized, validly existing and in good standing under the laws of Tennessee and has the requisite corporate power and authority to carry on its NLG business as now being conducted. The Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its NLG business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to its NLG business or the Assets.

         4.2 AUTHORITY; ENFORCEABILITY; AND NO CONFLICTS.

         (a) The Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming this Agreement constitutes the valid and binding obligations of Buyer, constitutes the valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

         (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not result in the creation or maturation of any lien or purchase right upon any of the Net Assets, except for Permitted Encumbrances.

         4.3 TITLE TO NET ASSETS.


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         Except as set forth on Schedule 4.3, the Seller has good title, free and clear of any interests whatsoever of any person other than Seller, to all assets conveyed hereunder.

         4.4 CONSENTS.

         Except as set forth on Schedule 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by the Seller in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated by this Agreement.

         4.5 COMPLIANCE WITH APPLICABLE LAWS.

         (a) Except as set forth in Schedule 4.5(a), (i) the Seller has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws ("Permits"), necessary for it to own, lease or operate the Assets and to carry on its NLG business as now conducted other than such Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Seller's NLG business or the Assets, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Seller's NLG business or the Assets, and (ii) the Company is in compliance with all Applicable Laws, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Seller's NLG business or the Assets. The preceding sentence of this Section 4.5 does not apply to matters specifically covered by Sections 4.5(b), 4.5(c), 4.8, and 4.11.

         (b) The Seller is, and has been, in compliance with all applicable Environmental Laws, except as set forth in Schedule 4.5 and except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Seller's NLG business or the Assets. The term "Environmental Laws" means any applicable Federal, state, local or foreign statute, ordinance, rule, regulation, Permit, judgment, order, decree, injunction or other legally binding authorization, relating to health, safety or the environment, including, without limitation: (A) Releases (as defined in 42 U.S.C. Section 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of, or exposure to, a Hazardous Material.

         (c) To the knowledge of the Seller, during the period of ownership or operation by the Seller and its Subsidiaries of any of their owned or leased properties relating to the NLG business or the Assets, there have been no Releases of Hazardous Material in, on, under or affecting such properties in violation of applicable Environmental Laws and none of the Seller or its Subsidiaries have disposed of any Hazardous Material or any other substance in a manner that has led to, or could reasonably be anticipated to lead to, a Release in violation of, or liabilities or obligations under, applicable Environmental Laws except as set forth on Schedule 4.5 or except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Seller's NLG business or the Assets. The term "Hazardous

Material" means any material deemed "hazardous" or a "contaminant" under any Environmental Law, including, without limitation, (1) hazardous substances (as defined in 42 U.S.C. Section 9601(14)), (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof,
(4) asbestos and/or asbestos-containing material, (5) PCBs, or materials containing PCBs in excess of 50 ppm, and any material regulated as a medical waste or infectious waste.

         4.6 FINANCIAL STATEMENTS.

         The Seller shall deliver to Buyer (i) the audited financial statements of the Seller at September 30, 1999 and has delivered audited financial statements for the two prior years ended at September 30 of each such year (the "Seller Audited Financial Statements"), and (ii) the unaudited income statement of the Seller at April 30, 2000 (the "Seller Interim Financial Statement" and together with the Seller Audited Financial Statements, the "Seller Financial Statements"). The Seller Financial Statements have been prepared from, and are in accordance with, the books and records of the Seller and present fairly, in all material respects, the financial position, the results of operations and cash flows of Seller as of the dates and for the periods indicated, in each case in accordance with GAAP except as otherwise stated therein, and subject, in the case of the Seller Interim Financial Statements, to normal year-end audit adjustments, which are not in the aggregate material, and to the absence of notes as may be required by GAAP for annual financial statements.

         4.7 ABSENCE OF CHANGES OR EVENTS.

         Except as set forth in Schedule 4.7 of this Agreement, since September 30, 1999, the Seller has conducted its NLG business only in the ordinary course, and there has not been: (i) any change or occurrence (other than those which relate to the economy or the golf equipment industry in general) which will have a Material Adverse Effect with respect to the Seller's NLG business or the Assets; (ii) any damage, destruction or loss not covered by insurance that will have a Material Adverse Effect with respect to the Seller; or (iii) any change in accounting methods, principles or practices by the Seller materially affecting its NLG business or the Assets, except insofar as may have been required by a change in GAAP.

         4.8 TAXES.

         Except as set forth on Schedule 4.8:

         (a) The Seller has (i) filed all Tax Returns required to be filed by any jurisdiction to which it is subject, (ii) paid in full on a timely basis all Taxes due and claimed to be due by each such jurisdiction or as set forth in
Section 4.8(j) below there are reserves for unpaid Taxes, (iii) duly collected or withheld and timely paid all Taxes required to be collected from others or deducted and withheld from any amounts paid to employees, independent contractors, creditors, stockholders, or others, and (iv) properly completed and filed all sales tax exemption certificates for sales where Tax was not charged. To the Seller's knowledge, such Tax Returns accurately and completely set forth all relevant items and accurately reflect the Tax Liabilities for such periods. No Tax deficiency or penalty has been asserted or threatened by any such jurisdiction against the Seller or to the Seller's knowledge any of its Subsidiaries.

         (b) There is no audit of any Tax Return of the Seller in progress. There is no threatened action, suit, proceeding, investigation, audit, or claim for or relating to Taxes, there are no matters under discussion with any governmental authorities with respect to Taxes that could result in an additional amount of Taxes, and no governmental authority has indicated that it intends to audit any Tax Return of the Seller.

         (c) The Seller (i) has not waived any statute of limitations with respect to Tax obligations or agreed to any extension of time with respect to a Tax assessment or deficiency, (ii) has not been a party to any Tax allocation or sharing agreement, (iii) has not taken any action that could result in Liability for Taxes of an affiliated group under any provision of state, local, or foreign law similar to Treas. Reg. Section 1.1502-6, including as a transferee or successor, by contract, or otherwise, and (iv) is not currently the beneficiary of any extensions of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, nor, to the best knowledge of the Seller, its counsel, its representatives, and its tax advisers, is there any factual or legal basis for any such claim.

         (d) The earliest taxable period of the Seller for which the statute of limitations is still open is the fiscal year ended September 30, 1997. Schedule 4.8(e) lists all income Tax Returns that are currently the subject of an audit.

         (e) The Seller is not a party to any "Gain Recognition Agreements" as such term is used in the Treasury Regulations promulgated under Code Section 367.

         (f) The Seller has not made or become obligated to make, nor will Buyer or Seller as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any "excess parachute payment" as defined in Code
Section 280G (without regard to subsection (b)(4) thereof).

         (g) There are no liens for Taxes (other than for current Taxes that are not yet due and payable or are being contested in good faith) upon the assets of the Seller. There are no security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

         (h) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Seller is a party and that could be treated as a partnership for federal income tax purposes.

         (i) The Seller does not and has not had a "permanent establishment" in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

         (j) The unpaid Taxes of the Seller (A) did not, as of the most recent fiscal month end prior to the date hereof, exceed the reserve for Tax Liability (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (other than in any notes thereto) that has been made available to the Buyer and (B) will not, as of the Closing Date, exceed such reserve as of the Closing Date.

         4.9 EMPLOYEE MATTERS.

         The Seller has complied with the Immigration Reform and Control Act of 1986 and the Immigration and Nationality Act of 1990 with respect to the Seller's employees, including, but not limited to, Immigration and Naturalization Service Form I-9 requirements.

         4.10 BROKERS AND INTERMEDIARIES.

         No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

         4.11 CONTRACTS.

         (a) Schedule 4.11 sets forth a complete list of all material written contracts, agreements, and commitments relating to the business of the Seller's NLG division to which the Seller or any Affiliate of the Seller is a party or may be bound ("Contracts"). Except as set forth on Schedule 4.11, to the knowledge of the Seller, all Contracts are valid and in full force and effect on the date hereof and the Seller has not violated any provision of, or committed or failed to perform any act, which with notice, lapse of time or both would constitute a default under the provisions of any Contract.

         (b) To the knowledge of the Seller and its Affiliates, the NL License, and the NL Sub-Licenses (collectively, the "Existing Licenses") are valid and in full force and effect on the date hereof and no party thereto has violated any provision of, or committed or failed to perform any act, which with notice, lapse of time or both would constitute a default under the provisions of any Existing License, or submitted any notice to terminate any Existing License.

         4.12 INTELLECTUAL PROPERTY.

         Schedule 4.12 sets forth a complete description of all patents, trademarks, trade names, service marks, copyrights and other intellectual property owned or used by the Seller or any Affiliate of the Seller in the operation of the Seller's NLG division, including all information as to (i) any and all applications, registrations or filings related thereto and (ii) any and all agreements related thereto.


         4.13 WARRANTY.

         The Seller's Inventory is usable and of merchantable quality. The other tangible Net Assets currently used in the manufacture of golf clubs are in workable condition, normal wear and tear excepted. The Seller makes no other warranties, express or implied, with respect to the Inventory and Net Assets.

         4.14 CONDUCT OF BUSINESS OF THE SELLER.

         Except as otherwise provided by the terms of this Agreement or as set forth in Section 4.7 or this Section 4.14 or on Schedule 4.7 or Schedule 4.14, from and after the date of the letter of intent between S2 Golf Inc. and APGC (the "LOI"), the Seller has carried on the business of its NLG division in the ordinary course and used its reasonable efforts to preserve intact its current business organizations and preserve its relationships, consistent with past practice, with desirable customers and others having business dealings with it.

         (a) Without limiting the generality of the foregoing, since the date of the LOI, except as otherwise provided by the terms of this Agreement or as set forth in Section 4.7 of this Agreement or on Schedule 4.7 or Schedule 4.14, the Seller has not:

                  (i) sold, leased, licensed or mortgaged the Assets, or otherwise encumbered or subjected the Assets to any lien, except in the ordinary course of business consistent with past practice;

                  (ii) created any liability other than in the usual and ordinary course of business;

                  (iii) except in the ordinary course of business, modified, amended or terminated any material contract or agreement relating to the business of NLG or waived, released or assigned any material rights or claims;

                  (iv) granted credit to any NLG customer or distributor on terms more favorable than those that have been extended to such customer or distributor in the past, or changed the terms of any credit heretofore extended, or

                  (v) authorized any of, or committed or agreed to take any of, the foregoing actions.


                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         The Buyer hereby represents and warrants to the Seller as follows:

         5.1 ORGANIZATION, STANDING AND CORPORATE POWER OF BUYER.

         The Buyer is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and has the requisite corporate power and authority to carry on its business as now being conducted. The Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Buyer.

         5.2 AUTHORITY; ENFORCEABILITY; NO CONFLICTS AND CONSENTS.

         (a) The Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms.

         (b) The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any lien or purchase right upon any of the properties or assets of the Buyer under, (i) the certificate of incorporation or by-laws (or comparable charter documents) of the Buyer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Buyer, or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (X) have a Material Adverse Effect with respect to the Buyer, (Y) impair, in any material respect, the ability of the Buyer to perform its obligations under this Agreement or (Z) prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by the Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of any of the transactions contemplated by this Agreement, except for (i) such reports and filings under the Securities Act and the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (X) have a Material Adverse Effect with respect to the Buyer, (Y) impair, in any material respect, the ability of the Buyer to perform its obligations under this Agreement or (Z) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

         5.3 BROKERS AND INTERMEDIARIES.

         No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         6.1 PREPARATION OF BUYER PUBLIC FILINGS.

         The Seller shall take all reasonably necessary action to provide information to the Buyer about the NLG business required for filing under the Exchange Act and the Securities Act within the time specified by Applicable Law in connection with the Acquisition and with any other acquisition by the Buyer between the date hereof and the date that is twelve (12) months following the Closing Date. To the extent required by the Exchange Act and the Securities Act, the Seller shall provide the Buyer with (i) an audited statement of net assets acquired, as of the Closing Date, (ii) full GAAP income statements, audited, for the years ended September 30, 1998 and 1999, and (iii) full GAAP income statements for the interim period through June 30, 2000. The Buyer shall reimburse the Seller for the cost of the audits, but not the preparation, of the audited financial statements.

         6.2 EFFORTS.

         Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority (including in respect of any Governing Law), (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

         6.3 ANNOUNCEMENTS.

         Prior to the Closing, none of APGC, the Seller, or the Buyer will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the others (which consent shall not be unreasonably withheld), except as may be required of the Buyer by Applicable Law or applicable stock exchange regulations, in which event the Buyer shall allow the Seller reasonable time to comment on such release or announcement in advance of such issuance. The parties agree that any press release to be issued with respect to the transactions contemplated by this Agreement shall be reasonably satisfactory to each of the parties as to form and substance.

         6.4 TAX MATTERS.

         (a) Prior to the Closing, the Seller shall not, without the written consent of Buyer, make or amend any federal, state, or local Tax election, agree to waive or extend any statute of limitations, or resolve or agree to resolve any audit or proceeding relating to Taxes if any such action might adversely affect the Assets.

         (b) Seller shall furnish to Buyer on or before the Closing Date a certification of the Seller's non-foreign status as set forth in Code Section 1445(a)(2) and Treasury Regulation section 1.1445-2(b).

         (c) The Seller and the Buyer shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any gains, sales, use, transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, the "Transfer Taxes"). The Seller shall pay all Transfer Taxes.

         (d) On or before the sixtieth (60th) day following the Closing Date, the Buyer shall send to the Seller a draft of Internal Revenue Service Form 8594 containing the Buyer's proposed allocation, under Code section 1060, of the Purchase Price among the Assets. Within ten (10) days after receipt of such Form 8594, the Seller will notify the Buyer whether it disagrees with such proposed allocation and, if it disagrees, the parties will make a good faith attempt to reach such agreement.


         6.5 RISK OF LOSS.

         The risk of loss or damage to any of the Assets shall remain with the Seller until the Closing.

         6.6 WARRANTY WORK.

         To the extent that, during the first twelve (12) months after the Closing Date, the Buyer performs any repair services on products sold by the Seller prior to the Closing Date, which services are the subject of any warranty extended by the Seller, the Seller shall reimburse the Buyer for such services performed at the Buyer's then-established standard rates for time and materials; provided, however, that such cost to repair such products shall not exceed Buyer's then-established standard price to produce such quantity and type of product, and provided further that the Seller's reimbursement obligation for such services rendered in accordance with Seller's warranty policy and past practices shall apply only to expenses incurred by the Buyer in excess of $5,000.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

         7.1 CONDITION TO EACH PARTY'S OBLIGATION TO EFFECT THE ACQUISITION.

         The respective obligation of each party to effect the Acquisition shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following condition:

         (a) No statute, rule, regulation, decree, preliminary or permanent injunction, temporary restraining order or other order of any nature of any court or Governmental Authority shall be in effect that restrains, prevents or prohibits the Acquisition; provided, however, that in the case of a decree, injunction or other order, the party invoking this condition shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order.

         7.2 CONDITIONS OF OBLIGATIONS OF BUYER.

         The obligations of Buyer to effect the Acquisition are further subject to the satisfaction of the following conditions, any or all of which may be waived on or prior to the Closing Date in whole or in part by the Buyer:

         (a) The Buyer's Board of Directors shall have approved the Acquisition, pursuant to the terms and conditions contained herein.

         (b) The representations and warranties of the Seller shall be true and correct in all material respects, at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall be true and correct only as of such date. The Buyer shall have received a certificate from the Seller dated the Closing Date signed on behalf of the Seller by an authorized officer of the Seller certifying to the fulfillment of this condition.

         (c) The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to or at the Closing Date and shall have complied or be in compliance in all material respects with any agreement or covenant of the Seller to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate from the Seller dated the Closing Date signed on behalf of the Seller by an authorized officer of the Seller certifying the fulfillment of this condition.

         (d) All necessary approvals or authorizations of any Governmental Authority in connection with the Acquisition identified in Section 5.2 hereof shall have been obtained.

         (e) [Intentionally deleted.]

         (f) The Buyer shall have received an agreement, to the reasonable satisfaction of the Buyer and its counsel, between Nancy Lopez Enterprises, Inc. and the Buyer containing certain representations and covenants relating to the licensing of Ms. Lopez's name, likeness or personal identification.

         (g) The Buyer shall have received, to the reasonable satisfaction of Buyer and its counsel, assignments of the NL Sub-Licenses and of certain other licenses, development agreements, and other intellectual property (the "Assigned Intellectual Property") and such amendments and restatements of the Assigned Intellectual Property or such new licenses that the Buyer shall desire.

         (h) The Buyer shall have received, to the reasonable satisfaction of the Buyer, an assignment and assumption of the agreement between the Seller and PLUS 2 International, Inc.

         (i) Each of the Seller, APGC Holdings LLC, John T. Lupton and The Thomas Cartter Lupton Trust shall have executed and delivered noncompetition agreements with the Buyer in substantially the forms attached hereto as Exhibits F(a)-(d).

         7.3 CONDITIONS OF OBLIGATION OF THE SELLER.

         The obligation of the Seller to effect the Acquisition is further subject to the satisfaction of the following conditions, any or all of which may be waived on or prior to the Closing Date in whole or in part by the Seller:

         (a) The Seller's Board of Directors shall have approved the Acquisition, pursuant to the terms and conditions contained herein.

         (b) The representations and warranties of the Buyer made hereunder shall be true and correct in all material respects at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall be true and correct only as of such date. The Seller shall have received a certificate from the Buyer dated the Closing Date signed on behalf of the Buyer by an authorized officer of Buyer certifying to the fulfillment of this condition.

         (c) The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to or at the Closing Date and shall have complied or be in compliance in all material respects with any applicable agreement or covenant of the Buyer to be performed by the Buyer under this Agreement at or prior to the Closing Date, and the Seller shall have received the certificates from the Buyer dated the Closing Date signed on behalf of the Buyer by an authorized officer of the Buyer certifying to the fulfillment of this condition.

         (d) The Seller shall have received and accepted an assignment and assumption of the agreement between the Seller and PLUS 2 International, Inc.

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

         8.1 TERMINATION.

         This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing Date:

         (a) by mutual written consent of the Seller, on the one hand, and the Buyer, on the other hand, or by mutual action of their respective boards of directors;

         (b) by the Buyer, if any of the conditions set forth in Sections 7.1 or
7.2 shall have become incapable of fulfillment (other than as a result of any breach by the Buyer of the terms of this Agreement) and shall not have been waived by the Buyer;

         (c) by the Seller, if any of the conditions set forth in Sections 7.1 or 7.3 shall have become incapable of fulfillment (other than as a result of any breach by the Seller of the terms of this Agreement) and shall not have been waived by the Seller; or

         (d) by the Seller or the Buyer, if the Acquisition shall not have been consummated on or before September 1, 2000 (the "Termination Date"), unless the failure to consummate the Acquisition is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement.

         8.2 EFFECT OF TERMINATION.

         In the event of termination by the Seller or the Buyer pursuant to
Section 8.1, written notice thereof shall promptly be given to the other parties and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated and become void and have no effect, without further action by any party, other than the provisions of the last sentence of
Section 6.3, Section 8.2 and Article IX. Nothing in this Section 8.2 shall be deemed to release any party from any liability for any willful and material breach by such party of the terms and provisions of this Agreement.

         8.3 AMENDMENT.

         Subject to Applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of Buyer and the Seller at any time prior to the Closing Date with respect to any of the terms contained herein.

         8.4 EXTENSION; WAIVER.

         At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                   ARTICLE IX
                            INDEMNIFICATION; SURVIVAL


         9.1 INDEMNIFICATION.

         (a) The Seller and APGC agree to indemnify, defend and hold harmless the Buyer and its employees, directors, officers, shareholders and agents (collectively, the "Buyer Indemnified Parties") from and against all Losses (as defined herein) in excess of $25,000 in the aggregate incurred by the Buyer Indemnified Parties resulting from or on account of any representation, warranty or covenant of the Seller made in this Agreement not being true or accurate at the Closing Date, up to the amount of the Purchase Price. "Losses" shall include any and all expenses, losses, costs, deficiencies, liabilities and damages, including, but not limited to, legal and professional fees and expenses suffered or incurred in any manner, including investigation and defense of claims.

         (b) The Buyer agrees to indemnify, defend and hold harmless the Seller and its employees, directors, officers, shareholders and agents (collectively, the "Seller Indemnified Parties") from and against all Losses (as defined herein) in excess of $25,000 in the aggregate incurred by the Seller Indemnified Parties resulting from or on account of any representation, warranty or covenant of the Buyer made in this Agreement not being true or accurate at the Closing Date, up to the amount of the Purchase Price. "Losses" shall include any and all expenses, losses, costs deficiencies, liabilities and damages, including, but not limited to, legal and professional fees and expenses suffered or incurred in any manner, including investigation and defense of claims.

         9.2 INDEMNIFICATION PROCEDURES.

         (a) In the event of any Losses involving a third party with respect to which indemnity may be sought by one party to this Agreement (for purposes of this Section, the "Indemnified Party"), against the other (for purposes of this Section, the Indemnifying Party"), the Indemnified Party will give proper notice thereof to the Indemnifying Party and the Indemnifying Party shall within thirty
(30) days of the receipt of such notice advise the Indemnified Party of the extent, if any, to which it will contest the same (which it shall be entitled to do so at its own expense through representatives of its own choice). The Indemnified Party may, but shall not be required to, at its expense, join in such contest through representatives of its own choice. To the extent that the Indemnifying Party:

                  (i) fails to give such advice within the ten (10) day period aforesaid;

                  (ii) advises that it will not contest such claim, demand, suit, or proceeding; or

                  (iii) fails to contest such claim, demand, suit, or proceeding, promptly, diligently, and in good faith, the Indemnified Party shall have the right at its discretion, to pay, compromise or defend the same; or if the Indemnified Party reasonably believes that it has an ethical conflict with one or more of the Indemnifying Parties, the Indemnified Party may engage its own counsel and the Indemnifying Party shall pay all reasonable expenses related thereto, and in either such case, as to such claim, the Indemnified Party shall immediately upon demand be indemnified in full by the Indemnifying Party.

         (b) If the claim being asserted by the Indemnified Party does not involve a third party, such dispute shall be settled by arbitration in New York, New York before three arbitrators pursuant to the rules of the American Arbitration Association. The arbitrators shall be selected by joint agreement of the Seller and the Buyer, but if they do not agree within thirty (30) days, the selection shall be made pursuant to the rules from the panels or arbitrators maintained by such association. The decision and any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto.

         9.3 SURVIVAL.

         The covenants, representations and warranties made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith:

         (a) shall terminate upon the termination of this Agreement pursuant to
Article VIII, except that the agreements set forth in Sections 8.2 and Article IX hereof shall survive termination; or

         (b) if this Agreement is not terminated pursuant to Article VIII, shall survive the Closing Date and shall continue in full force and effect for a period of twelve (12) months following the Closing Date.


                                    ARTICLE X
                               GENERAL PROVISIONS

         10.1 EXPENSES.

         Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

         10.2 GOVERNING LAW.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without reference to choice of law principles, including all matters of construction, validity and performance.

         10.3 NOTICES.

         Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, deposited in the United States mail (registered or certified, return receipt requested), properly addressed and postage prepaid, or delivered by confirmed facsimile:

If to the Seller, to:               Ms. Cindy L. Davis
                                    APGC Holdings Company, LLC
                                    6201 Mountain View Road
                                    Ooltewah, TN  37363

with a copy to:                     Hugh F. Sharber, Esq.
                                    Miller & Martin LLP
                                    1000 Volunteer Building
                                    832 Georgia Avenue
                                    Chattanooga, TN   37402

If to Buyer, to:                    Mr. Douglas A. Buffington
                                    S2 Golf Inc.
                                    18 Gloria Lane
                                    Fairfield, NJ  07004

with a copy to:                     Richard M. Maurer
                                    Wesmar Partners Limited Partnership
                                    Three Gateway Center
                                    401 Liberty Avenue
                                    Pittsburgh, PA  15222

and to:                             Mary Ann Jorgenson, Esq.
                                    Squire, Sanders & Dempsey L.L.P.
                                    4900 Key Tower
                                    127 Public Square
                                    Cleveland, OH  44114

Such names and addresses may be changed by notice given in accordance with this
Section 10.4.

         10.4 ENTIRE AGREEMENT.

         This Agreement (including the Disclosure Schedule, and the Exhibits attached hereto, all of which are a part hereof) and the letter dated May 8, 2000, between the Seller and the Buyer contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or made hereunder.

         10.5 DISCLOSURE SCHEDULE.

         The Disclosure Schedule, dated the date hereof, delivered by the Seller to the Buyer (the "Disclosure Schedule") is incorporated into this Agreement by reference and made a part hereof.

         10.6 HEADINGS; REFERENCES.

         The article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

         10.7 COUNTERPARTS.

         This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

         10.8 PARTIES IN INTEREST; ASSIGNMENT.

         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence this agreement shall inure to the benefit of and be binding upon the Seller, APGC and the Buyer and shall inure to the sole benefit of APGC, the Seller, and the Buyer and their respective successors and permitted assigns, including any secured lender to the Buyer and its successors and/or assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

         10.9 SEVERABILITY; ENFORCEMENT.

         Except to the extent that the application of this Section 11.9 would have a Material Adverse Effect with respect to the Buyer or the Seller, the invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.

         10.10 SPECIFIC PERFORMANCE.

         The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by Applicable Law, each party waives any objection to the imposition of such relief.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written:


                                     S2 GOLF INC.

                                     /s/ Douglas A. Buffington
                                    -------------------------------------------
                                     By:      Douglas A. Buffington
                                     Title:   President


                                     THE ARNOLD PALMER GOLF COMPANY

                                     /s/ Cindy L. Davis
                                    -------------------------------------------
                                     By:      Cindy L. Davis
                                     Title:   President


                                     APGC HOLDINGS COMPANY, LLC, as to
                                        Sections 6.3 and 9.1

                                     /s/ Cindy L. Davis
                                    -------------------------------------------
                                     By:      Cindy L. Davis
                                     Title:   President